Exhibit 5.3

Your reference	: -
Our reference	: 266131/LTK
5 January 2007
Avago Technologies Finance Pte Ltd
1 Yishun Avenue 7
Singapore 768923
Dear Sirs
Registration Statement Form F-4: $500,000,000 Aggregate Principal Amount of 10-1/8% Senior Notes due 2013, $250,000,000 Aggregate Principal Amount of Senior Floating Rate Notes due 2013 and $250,000,000 Aggregate Principal Amount of 11-7/8% Senior Subordinated Notes due 2015
1.     Introduction
1.1	We have acted as the legal adviser as to Malaysian laws to the following companies:
(a)	Avago Technologies (Malaysia) Sdn Bhd (formerly known as Jumbo Portfolio Sdn Bhd) (“Avago Malaysia”);

(b)	Avago Technologies Fiber Holding (Labuan) Corporation (formerly known as Argos Fiber Holding (Labuan) Corporation) (“Fiber Labuan”);

(c)	Avago Technologies Imaging Holding (Labuan) Corporation (formerly known as Argos Imaging Holding (Labuan) Corporation) (“Imaging Labuan”);

(d)	Avago Technologies Enterprise Holding (Labuan) Corporation (formerly known as Argos Enterprise Holding (Labuan) Corporation) (“Enterprise Labuan”);

(e)	Avago Technologies Storage Holding (Labuan) Corporation (formerly known as Argos Storage Holding (Labuan) Corporation) (“Storage Labuan”); and

(f)	Avago Technologies Wireless Holding (Labuan) Corporation (formerly known as Argos Wireless Holding (Labuan) Corporation) (“Wireless Labuan”),
(Fiber Labuan, Imaging Labuan, Enterprise Labuan, Storage Labuan and Wireless Labuan shall shall be referred to collectively as the “Labuan Guarantors”; Avago Malaysia and the Labuan Guarantors shall be referred to collectively as the “Malaysian and Labuan Guarantors”)
in connection with the issuance by Avago Technologies Finance Pte. Ltd. (the “Company”), a Singapore private limited company, Avago Technologies U.S. Inc., a Delaware corporation (“Avago U.S.”), and Avago Technologies Wireless

Avago Technologies Finance Pte Ltd
5 January 2007

(U.S.A.) Manufacturing, Inc., a Delaware corporation (together with Avago U.S., the “Subsidiary Co-Issuers”), of $500,000,000 aggregate principal amount of 10-1/8% Senior Notes due 2013 (the “Fixed Rate Senior Notes”), $250,000,000 in aggregate principal amount of Senior Floating Rate Notes due 2013 (the “Floating Rate Senior Notes” and, together with the Fixed Rate Senior Notes, the “Senior Notes”) and $250,000,000 in aggregate principal amount of 11-7/8% Senior Subordinated Notes due 2015 (the “Senior Subordinated Notes” and, together with the Senior Notes, the “Notes”), and the guarantees of the Notes (the “Guarantees”) by, inter alia, the Malaysian and Labuan Guarantors, (together with the other Guarantors, the “Guarantors”), including the under an indenture for the Senior Notes, dated as of December 1, 2005, as supplemented on April 11, 2006 and 3 January 2007 (as supplemented, the “Senior Note Indenture”), among the Company, the Subsidiary Co-Issuers, the Guarantors and The Bank of New York, as trustee (the “Trustee”) and an indenture for the Senior Subordinated Notes, dated as of December 1, 2005, as supplemented on April 11, 2006 and 3 January 2007 (as supplemented, the “Senior Subordinated Note Indenture” and, together with the Senior Note Indenture, the “Indentures”), among the Company, the Subsidiary Co-Issuers, the Guarantors and the Trustee, and pursuant to a registration statement on Form F-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”), as amended from time to time (collectively, the “Registration Statement”).
1.2	The Notes and the Guarantees will be issued in exchange for the Company and the Co-Issuers’ outstanding 10-1/8% Senior Notes due 2013, outstanding Senior Floating Rate Notes due 2013 and outstanding 11-7/8% Senior Subordinated Notes due 2015 (collectively, the “Outstanding Notes”), and the guarantees thereof, on the terms set forth in the prospectus contained in the Registration Statement and the letter of transmittal filed as an exhibit to the Registration Statement.

1.3	This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or prospectus contained therein, other than as to the enforceability of the Guarantees of the Malaysian and Labuan Guarantors.

1.4	This opinion is limited to the laws of Malaysia (including that of the Federal Territory of Labuan) of general application at the date of this opinion, as currently applied by the courts of Malaysia, and is given on the basis that it will be governed by and construed in accordance with the laws of Malaysia. We have made no investigation of, and do not express or imply any views on, the laws of any country other than Malaysia.

Avago Technologies Finance Pte Ltd
5 January 2007

2.     Documents
2.1	For the purpose of rendering this opinion, we have examined the following documents:
(a)	the scanned executed copy of:
(i)	the Purchase Agreement; and

(ii)	the Indentures; and

(iii)	the Registration Rights Agreement,
(for the purposes of this opinion, the documents (i), (ii) and (iii) above are referred to as the “Relevant Documents”);
(b)	the results of the search conducted on Avago Malaysia with the Companies Commission of Malaysia (“CCM”) on 29 December 2006 based on the documents filed with CCM up to 4 September 2006;

(c)	the results of a company searches conducted on the Labuan Guarantors at the Labuan Offshore Financial Services Authority (“LOFSA”) on 21 November 2005;

(d)	copies of the Letters of Confirmation dated 21 November 2005 issued by LOFSA in respect of each of the Labuan Guarantors;

(e)	certified true copies of the following documents:
(i)	the Certificates of Incorporation of each of the Malaysian and Labuan Guarantors;

(ii)	the latest Memorandum and Articles of Association of each of the Malaysian and Labuan Guarantors;

(iii)	the resolutions of the board of directors of each of the Malaysian and Labuan Guarantors dated 21 November 2005, authorising the execution, delivery and performance of the Relevant Documents (the “Resolutions”);
(f)	copies of declaration letters dated 30 September 2005 issued by Bank Negara Malaysia in respect of the non-resident status of each of the Labuan Guarantors;

(g)	a copy of a manufacturing license dated 14 October 2005 issued to Avago Malaysia by the Ministry of Trade and Industry, Malaysia; and

(h)	a copy of letter dated 25 January 2006 from Bank Negara Malaysia addressed to Avago Malaysia, confirming the registration of the Guarantees with the Controller of Foreign Exchange.
2.2	We have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of each of the Malaysian and Labuan Labuan Guarantors and others as to factual matters without having independently verified such factual matters.

Avago Technologies Finance Pte Ltd
5 January 2007

3.      Assumptions
3.1	In giving this opinion, we have made the following assumptions (which we have not independently verified or made any investigation thereof):
(a)	that the execution, delivery and performance of the Relevant Documents are within the capacity and powers of each of the parties thereto (other than the Malaysian and Labuan Guarantors), and have been validly authorised, executed and delivered, by each of the parties thereto (other than the Malaysian and Labuan Guarantors);

(b)	each of the parties to the Relevant Documents (other than the Malaysian and Labuan Guarantors) has the power and the corporate authorisations to perform their obligations under the Relevant Documents and to enforce the Relevant Documents;

(c)	that the Relevant Documents are legal, valid, binding and enforceable against the other parties thereto (other than the Malaysian and Labuan Guarantors);

(d)	the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;

(e)	the truth and correctness of all facts stated in the Relevant Documents;

(f)	that any certificate, letter or opinion on which we have expressed reliance continues to be accurate;

(g)	that the Resolutions continue to remain valid and has not been amended, rescinded, revoked or replaced by a subsequent resolution;

(h)	that the copies of the Memorandum and Articles of Association of the Malaysian and Labuan Guarantors are true and up to date;

(i)	the accuracy of all results of searches of public registers conducted by us and the continuing correctness of such searches from the date of the relevant search until the date of this opinion;

(j)	that the Relevant Documents have not been entered into by reason or in consequence (whether wholly or in part) of fraud, mistake, duress, undue influence, misrepresentation or any other similar act, matter or thing which would or might vitiate or prejudicially affect the Relevant Documents, or otherwise entitle the Malaysian and Labuan Guarantors to avoid, rescind or have rectified the Relevant Documents or any of their respective obligations under the Relevant Documents;

(k)	that all other documents or agreements referred to in the Relevant Documents and which may affect the legality, validity and enforceability of the Relevant Documents are themselves legal, valid and enforceable on their respective terms;

(l)	that the execution and delivery by the Malaysian and Labuan Guarantors of the Relevant Documents were proper uses of its

Avago Technologies Finance Pte Ltd
5 January 2007

directors’ powers and in the Malaysian and Labuan Guarantors’ best interests and that the exercise of the Malaysian and Labuan Guarantors’ rights and the performance of its obligations thereunder will be of commercial benefit to each respective Guarantor;

(m)	that if any approval or consent is granted subject to conditions, all such conditions have been complied with and continue to be complied with;

(n)	that the Malaysian and Labuan Guarantors have not entered into any agreement, document, arrangement or transaction which may in any way prohibit or restrict its rights to enter into the Relevant Documents or restrict the performance by it of its obligations under the Relevant Documents;

(o)	that all consents, approvals, authorisations, licences, exemptions or orders required from any governmental or other regulatory authorities in respect of the Relevant Documents under the laws of any jurisdiction (other than Malaysia) have been obtained by the parties thereto (other than the Malaysian and Labuan Guarantors);

(p)	that save for the documents examined by us (as specified in paragraph 1 above), there is no other agreement, instrument or other arrangement between any of the parties to the Relevant Documents which modifies or supersedes the Relevant Documents; and

(q)	that there are no provisions of the laws of any jurisdiction (other than Malaysia) which would be contravened by the execution or delivery of the Relevant Documents and that in so far as any obligation expressed to be incurred or performed under the Relevant Documents fail to be performed in or is otherwise subject to the laws of any jurisdiction other than Malaysia, its performance will not be illegal by virtue of the laws of that jurisdiction.
4.      Opinion
4.1	Based on the foregoing and on the basis of the assumptions and subject to the qualifications set out below, we are of the opinion that the Guarantee of the Malaysian and Labuan Guarantors have been duly authorized by all necessary corporate action of the Malaysian and Labuan Guarantors and, when the Notes have been duly executed, issued, authenticated and delivered by or on behalf of the Company and the Co-Issuers against the due tender and delivery to the Trustee of the Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Notes in accordance with the Indentures in the manner contemplated by the Registration Statement and the Registration Rights Agreement, the Guarantees will be the legally valid and binding obligations of the Malaysian and Labuan Guarantors, enforceable against the respective Malaysian and Labuan Guarantor in accordance with its terms.

Avago Technologies Finance Pte Ltd
5 January 2007

5.      Qualifications
5.1	The terms “enforceable”, “legal”, “valid” and “binding” as used above mean that the obligations assumed or to be assumed by the Malaysian and Labuan Guarantors under the Guarantees are of a type which the courts of Malaysia will enforce and will treat as valid and binding. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:
(i)	enforcement may be limited by estoppel and similar principles and by the laws concerning bankruptcy, insolvency, liquidation, re-organisation and other laws of general application relating to or affecting the rights of creditors;

(ii)	enforcement may be limited by general principles of equity or other principles limiting the right to obtain discretionary remedies (including injunctions and specific performance) or requiring that any person act with reasonableness and in good faith, for example, equitable remedies may not be available where damages are considered to be an adequate remedy; and

(iii)	claims may become barred under the Limitation Act of Malaysia, by prescription or lapse of time or may be or become subject to defences of set-off or counterclaim.
5.2	In addition, this opinion is subject to the following qualifications:
(a)	in rendering our opinion, we have relied on the company searches on the Avago Malaysia at the CCM and on company searches on the Labuan Guarantors at LOFSA. The records at the CCM and LOFSA may not necessarily be complete or up to date. In particular, searches are incapable of revealing whether winding-up petitions have been presented. Furthermore, a notice of winding-up order, resolution passed for the winding-up or notice of the appointment of a receiver or particulars of any encumbrance, charge or interest submitted for registration before or at the time of a search may not have been recorded at the CCM or LOFSA immediately and therefore would not be revealed from the search notwithstanding that the filing date would be the date of submission of registration. The results of the searches will not be able to reveal whether any charges which may have been presented to the CCM or LOFSA for registration has been rejected or suspended as there is no system of notation in the CCM or LOFSA of such rejection or suspension. In addition, documents that have been lodged prior to our search may not have appeared on the file at CCM or LOFSA or may have been suspended pending query by the appropriate authority;

(b)	an obligation to pay any amount may be unenforceable if that amount is held to constitute a penalty;

Avago Technologies Finance Pte Ltd
5 January 2007

(c)	a provision that any statement, opinion, determination or other matter is final and conclusive will not necessarily prevent judicial enquiry into the merits of a claim by an aggrieved party;

(d)	the question whether any provision of the Guarantees which is invalid or unenforceable may be severed from other provisions is determined at the discretion of the courts;

(e)	the courts may not give effect to any term in the Guarantees providing for the total or partial exclusion of a liability or duty otherwise owed by law;

(f)	we express no opinion as to any law outside Malaysia; and

(g)	if any obligation is to be performed in a jurisdiction outside Malaysia, it may not be enforceable in Malaysia to the extent that performance would be illegal or contrary to public policy under the laws of the other jurisdiction and a court in Malaysia may take into account the law of the place of performance in relation to the manner of performance and to the steps to be taken in the event of defective performance.
6.      Benefit
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the prospectus contained therein under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
This opinion is strictly limited to the matters stated in it and does not apply by implication to any other matter.
Yours faithfully
ZAID IBRAHIM & CO.
Loo Tatt King
Partner
tatt.king.loo@zaidibrahim.com.my